Exhibit 10.20

LEASE EXTENSION AND MODIFICATION AGREEMENT II

     This Lease Extension and Modification Agreement is made and entered into as of the 18th day of July, 2011, between KINGFISHER, LLC, a New York limited liability company having its principal place of business at PO Box 370, 1133 Route 295, East Chatham, New York 12060 (“Landlord”) and MTI MICROFUEL CELLS, Inc., a New York corporation having its principal place of business at 431 New Karner Road, Albany, New York 12205 (“Tenant”), as Assignee of MECHANICAL TECHNOLOGY, INCORPORATED (“Original Tenant”).

PRELIMINARY STATEMENT

     The Landlord and Original Tenant entered into a Lease Agreement (“Lease”) dated April 2, 2001, as amended by the following amendments thereto. First Amendment to Lease dated March 13, 2005, Second Amendment to Lease dated December 12, 2005, Third Amendment to Lease dated August 7, 2006, Fourth Amendment to Lease dated August 6, 2007, Fifth Amendment to Lease dated March 31, 2009, Sixth Amendment to Lease executed by Landlord, Original Tenant and Tenant dated January 1, 2010, Seventh Amendment to Lease between Landlord and Tenant dated July 28, 2010 and Lease Extension and Modification Agreement dated April 14, 2011, for that certain premises at 431 New Karner Road, Albany, New York, consisting of 20,000 Net Usable Square Feet.

     Landlord and Tenant desire to extend certain provisions of the Lease Extension and Modification Agreement dated April 14, 2011(hereinafter the “Agreement”) for an additional 2 months as hereinafter set forth.

     NOW, THEREFORE, the Landlord and Tenant agree to the following:

1.	Section 1 of the Agreement shall remain as is.

2.	Section 2 of the Agreement shall be deleted and replaced with the following:

Tenant will pay Base Rent for the period beginning January 1, 2011 thru July 31, 2011. The Base Rent based on the current Net Usable Square Footage at $10.50 per square foot is $17,500 per month plus Tenant’s proportionate share of taxes, insurance and other building operating expenses as set forth in the original Lease making in all currently the sum of $23,451.57 per month including Base Rent and Additional Rent. The Base Rent and Additional Rent will be payable by Tenant at the rate of $5,000 per month beginning January 1, 2011 and including July 31, 2011. The balance of the Base Rent and Additional Rent shall be deferred until August 1, 2011.

3.	Section 3 of the Agreement shall be deleted and replaced with the following:

On August 1, 2011, the unpaid portion of the rent, i.e. Base Rent plus Additional Rent of $23,451.57 per month less the $5,000 per month paid January through July of 2011 shall be due and payable in full without interest.

4.	Section 4 of the Agreement shall be deleted and replaced with the following:

Beginning August 1, 2011 and continuing monthly through the extended term of the Lease, i.e. May 31, 2013, Tenant will pay Landlord Base Rent of $17,500 per month plus all additional rent items currently set forth in the original Lease Agreement.

5.	Section 5 of the Agreement shall be deleted and replaced with the following:

Notwithstanding the provisions of paragraphs 1 through 4 above Tenant shall have a single option to terminate this Lease exercisable during the month of August, 2011, only in the event Tenant does not receive either a Department of Energy grant of $1,000,000 or greater for which Tenant has already applied, or a Department of Defense Contract of $1,000,000 or greater as to which the Tenant has submitted a bid. Tenant agrees to use its best efforts in order to obtain either or both of the Department of Energy grant and Department of Defense contract. In the event Tenant terminates this Lease as provided herein during the month of August, 2011, then in such event Tenant’s sole rental obligation to Landlord for Base Rent and Additional Rent during the period from January 1, 2011 through July 31, 2011, shall be the sum of $5,000 per month for each and every month of such period. Other than the rental obligation, Tenant shall continue to abide by and be obligated to perform all of the other terms and provisions of the Lease.

In the event the Tenant is awarded either the Department of Energy grant already applied for or the Department of Defense Contract already bid upon, then in such event Tenant shall pay Landlord not only the $5,000 per moth payments between January 1, 2011 and July 31, 2011 but also the additional monthly rental balance set forth in paragraph 2 above on August 1, 2011 and the remaining Base rent and Additional Rent provided for in paragraph 4 above commencing on August 1, 2011, through the extended term of the Lease, and otherwise perform all other terms and provisions of the Lease.

6.	Except as modified herby, all of the terms and provisions of the Lease Agreement and all prior Amendments are hereby ratified and confirmed by the parties in all respects.

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease Extension and Modification Agreement as of the day and year first above written.

Landlord:
KINGFISHER, LLC

/S/ EDWARD L. HOE, JR.
By:	Edward L. Hoe, Jr., Member Manager

Tenant:
MTI MICROFUEL CELLS INC.

/S/ PENG K. LIM
By:	Peng K. Lim, Chief Executive Officer